Exhibit 99.1

At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6150

FOR IMMEDIATE RELEASE

Akorn Enters Into an Agreement to Acquire Certain Assets of Kilitch Drugs in India
-Expands Capabilities and Manufacturing of Sterile Injectables and Global Reach-
-Conference call at 12 p.m. EDT on Thursday, October 6, 2011, to discuss the transaction-

LAKE FOREST, IL— October 5, 2011 -- Akorn, Inc. (NASDAQ: AKRX), a niche generic pharmaceutical company, announced today that it has entered into an agreement to acquire certain assets of Kilitch Drugs (India) Limited (“KDIL”), a leading contract manufacturer of sterile injectables in India, as well as certain assets of  NBZ Pharma Limited, for approximately $52 million in cash and future contingent payments   totaling up to approximately $6 million based on the achievement of certain milestones and financial targets.  The target assets consist of KDIL’s plant in Paonta Sahib in Himachal Pradesh, India, along with the associated contract manufacturing and international business, and certain product transfers from KDIL’s Navi Mumbai plant and NBZ Pharma Limited.  The acquisition is expected to close after receiving local regulatory approvals as well as meeting certain customary conditions and consents in the next 90 days or so.

Acquisition Details

•	Five high quality cGMP manufacturing sites designed for regulated markets with approximately 230,000 square feet of manufacturing space located on over 14 acres of land

•	Two completed and operational plants and three under construction

o	The first operational plant has the capabilities to manufacture general injectables and is under expansion to expand capacities and add ophthalmic capabilities

o	The second operational plant has the capabilities of manufacturing Cephalosporins in various forms such as oral liquids & solids as well as dry syrups and dry powder injectables

o	The three plants under construction are expected to be operational in 2012 and will have the capabilities to make Carbapenems, Hormonal and Oncology related injectables

•	Diversified sterile injectable packaging configurations, such as liquid, dry powder, lyophilized, and prefilled syringes

•	Access to the fast growing Indian market through contract customers consisting of large domestic and multi-national pharmaceutical companies

•	Active and pending product registrations in over 25 countries in Latin America, Asia, Middle East, Europe and Africa

•	Current product portfolio consists of nearly 300 formulations

•
KDIL and its promoters will separately sign a one year agreement prior to closing to provide a smooth transition, including day-to-day operational oversight and completion of certain expansion projects

•	KDIL and its promoters have signed a four-year non-compete agreement for the acquired assets

Raj Rai, Chief Executive Officer, commented, “We are excited about this acquisition as it expands both our capacities and capabilities for sterile injectables.  With this platform we plan to offer a speed to market, high quality, comprehensive and cost effective solution to our domestic customers specifically for critical care products in categories such as anti-infectives and cancer that are consistently in short supply.  Strategically, we will also establish a global footprint giving us access to the fast growing emerging markets.  Finally, this acquisition provides us with a road map to become a leader in the generic injectable market.”

Financials

The transaction is expected to be accretive to 2012 EPS before the impact of transaction-related expenses such as purchase accounting charges, integration costs, and the amortization of intangible assets.

Advisors

PricewaterhouseCoopers Private Limited, India provided financial due diligence services and Khaitan & Co. provided legal advisory services to Akorn, Inc. in connection with this transaction.

Conference Call

The Company will host a conference call at 12 p.m. Eastern Time on Thursday, October 6, 2011, to discuss the transaction followed by a Q&A session. The domestic call-in number is (888) 230-5495 and the international call-in number is (913) 312-1507. The confirmation code for all callers is 9594901. The URL for the webcast is http://www.videonewswire.com/event.asp?id=82736.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals.  Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where the Company manufactures ophthalmic and injectable pharmaceuticals.  Additional information is available on the Company’s website at www.akorn.com.

About Kilitch Drugs (India) Limited

Kilitch Drugs (India) Limited [BSE: 524500; NSE: KILITCH] is a listed Indian pharmaceutical company engaged in the manufacture and marketing of generic pharmaceutical formulations in several dosage forms including injectables (liquid and dry), solids, liquids, etc.  Kilitch has two formulation manufacturing facilities, in Navi Mumbai and Paonta Sahib, and it has forayed into marketing and distribution of Ophthalmology range of products in India and certain overseas markets. Additional information is available on Kilitch’s website at www.kilitch.in

Forward Looking Statement

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of certain charges and expenses, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.